Exhibit 99.2

GAIAM Brand Company,

a Division of Gaia, Inc.

Consolidated Carve-Out Financial Statements

As of December 31, 2015 and 2014, and

For the Years Ended December 31, 2015, 2014 and 2013

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Gaiam, Inc.

Louisville, Colorado

We have audited the accompanying consolidated carve-out financial statements of GAIAM Brand Company, a Division of Gaiam, Inc. excluding the results of their travel business and previously discontinued business operations (a Division and carve-out of Gaiam, Inc.), which are comprised of the consolidated carve-out balance sheets as of December 31, 2015 and 2014, and the related consolidated carve-out statements of operations, comprehensive income, changes in parent’s equity, and cash flows for the years ended December 31, 2015, 2014, and 2013, and the related notes to the consolidated carve-out financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated carve-out financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated carve-out financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

To the Board of Directors and Shareholders of

Gaiam, Inc.

Page Two

OPINION

In our opinion, the consolidated carve-out financial statements referred to above present fairly, in all material respects, the financial position of GAIAM Brand Company (a Division and carve-out of Gaiam, Inc.), as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015, 2014, and 2013 in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF MATTER

As discussed in Note 1 of the consolidated carve-out financial statements, the consolidated carve-out financial statements have been derived from the accounting records of Gaiam, Inc. on a carve-out basis. The consolidated carve-out financial statements of GAIAM Brand Company, a Division of Gaiam, Inc., reflect the assets, liabilities, revenues, and expenses directly attributable to GAIAM Brand Company, as well as allocations deemed reasonable by management, to present the consolidated carve-out financial position, results of operations, changes in equity and cash flows of GAIAM Brand Company on a stand-alone basis. The consolidated carve-out financial statements of GAIAM Brand Company do not necessarily reflect the carve-out financial position, results of operations, changes in equity and cash flows of GAIAM Brand Company in the future or what they would have been had GAIAM Brand Company been a separate, stand-alone entity during the periods presented.

EKS&H LLLP

Denver, Colorado

September 6, 2016

GAIAM Brand Company, a Division of GAIA, INC.

Consolidated Carve-out Balance Sheets

December 31, 2015 and 2014

(in thousands)

	2015	2014
ASSETS
Current assets:
Cash	$3,668	$5,612
Accounts receivable, net	25,557	31,940
Inventory	17,301	20,265
Other current assets	3,479	3,118
Total current assets	50,005	60,935
Property and equipment, net	2,214	1,262
Media library, net	2,555	3,045
Goodwill	1,455	1,455
Other intangibles, net	404	419
Other assets	3,074	3,227
Total assets	$59,707	$70,343
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,622	$17,116
Accrued liabilities	1,902	3,164

Total current liabilities	13,524	20,280
Commitments and contingencies

Equity:
Accumulated other comprehensive loss	(382)	(222)
Parent’s equity in division	44,650	48,328
Total parent equity	44,268	48,106
Noncontrolling interest	1,915	1,957
Total equity	46,183	50,063
Total liabilities and equity	$59,707	$70,343

See Accompanying Notes to Consolidated Carve-out Financial Statements.

GAIAM Brand Company, a Division of GAIA, INC.

Consolidated Carve-out Statement of Operations

For the Year Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Net revenues	$130,545	$119,189	$119,816
Cost of goods sold	73,684	64,813	68,637
Gross profit	56,861	54,376	51,179
Selling, general and administration expense	47,920	50,948	53,085
Impairments and other one-time charges	—	—	8,866
Income (loss) from operations	8,941	3,428	(10,772)
Other (expense) income, net	(392)	(55)	38
Income (loss) before income taxes	8,549	3,373	(10,734)
Income tax expense	68	478	21,129
Net income (loss)	8,481	2,895	(31,863)
Net income attributable to noncontrolling interest	(22)	(125)	(278)
Net income (loss) attributable to Gaiam Brand	$8,459	$2,770	$(32,141)

See Accompanying Notes to Consolidated Carve-out Financial Statements.

GAIAM Brand Company, a Division of GAIA, INC.

Consolidated Carve-out Statement of Comprehensive Income

For the Year Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2014
Net income (loss)	$8,481	$2,895	$(31,863)
Other comprehensive loss:
Foreign currency translation loss and other, net of tax	(224)	(120)	(350)
Comprehensive income (loss)	8,257	2,775	(32,213)
Comprehensive loss (income) attributable to the noncontrolling interest	42	(66)	(239)
Comprehensive income (loss) attributable to Gaiam Brand	$8,299	$2,709	$(32,452)

See Accompanying Notes to Consolidated Carve-out Financial Statements.

GAIAM Brand Company, a Division of GAIA, INC.

Consolidated Carve-out Statement of Changes in Parent’s Equity

(in thousands)

		Attributable to Parent
	Total	Parent’s Equity in Division	Accumulated Other Comprehensive Loss	Noncontrolling Interest

Balance at December 31, 2012	$61,081	$59,311	$118	$1,652
Net capital contribution by Parent	30,937	30,937	—	—
Comprehensive loss:
Net (loss) income	(31,863)	(32,141)	—	278
Foreign currency translation adjustment and other, net of taxes of $150	(350)	(60)	(251)	(39)
Balance at December 31, 2013	$59,805	$58,047	$(133)	$1,891
Capital contribution by Parent of investment in acquisition	840	840	—	—
Net capital withdrawal by Parent	(13,357)	(13,357)	—	—
Comprehensive loss:
Net income	2,895	2,770	—	125
Foreign currency translation adjustment and other, net of taxes of $52	(120)	28	(89)	(59)
Balance at December 31, 2014	$50,063	$48,328	$(222)	$1,957
Net capital withdrawal by Parent	(12,137)	(12,137)	—	—
Comprehensive loss:
Net income	8,481	8,459	—	22
Foreign currency translation adjustment, net of taxes of $96	(224)	—	(160)	(64)
Balance at December 31, 2015	$46,183	$44,650	$(382)	$1,915

See Accompanying Notes to Consolidated Carve-out Financial Statements.

GAIAM Brand Company, a Division of GAIA, INC.

Consolidated Carve-out Statement of Cash Flows

For the Year Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Operating activities:
Net income (loss)	$8,481	$2,895	$(31,863)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	843	768	842
Amortization	754	341	1,562
Loss on equity method investment	382	—	—
Share-based compensation expense	563	558	458
Impairment of media assets and advances	—	—	4,830
Establishment of full deferred tax valuation allowance	—	—	20,894
Other	—	(2)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	6,272	(2,783)	(6,918)
Inventory	2,890	(315)	1,080
Other assets	633	(1,167)	654
Accounts payable	(5,559)	2,828	(1,422)
Accrued liabilities	(1,192)	(4,248)	2,509
Net cash provided by (used in) operating activities	14,067	(1,125)	(7,374)

Investing activities:
Purchase of property, equipment and media rights	(3,221)	(1,023)	(963)
Purchase of businesses and equity-method investments, net of cash acquired	—	(4,155)	—
Net cash used in by investing activities	(3,221)	(5,178)	(963)

Financing activities:
Net capital (paid to) received from Parent	(12,700)	(13,915)	30,480
Net cash (used in) provided by financing activities	(12,700)	(13,915)	30,480
Effect of exchange rates on cash	(90)	(148)	(230)
Net change in cash	(1,944)	(20,366)	21,913
Cash at beginning of year	5,612	25,978	4,065
Cash at end of year	$3,668	$5,612	$25,978

Supplemental cash flow information:
Income taxes paid	$89	$224	$357
Liabilities and debt assumed from acquisitions	—	135	—
Stock issued by Parent in connection with business acquisitions	$—	$840	$—

See Accompanying Notes to Consolidated Carve-out Financial Statements.

Notes to Consolidated Carve-out Financial Statements

1.	Organization, Nature of Operations, and Principles of Carve-Out

The accompanying carve-out financial statements represent the Gaiam branded yoga, fitness, and wellness products, GAIAM Brand Company (“we”, “us”, “our” or the “Company”), of Gaia, Inc. and its subsidiaries (“Gaia” or our “Parent”) , excluding activity related to our eco-travel business and previously discontinued operations, as though we had been operating as a separate, stand-alone business since December 31, 2012. Gaia was incorporated under the laws of the State of Colorado on July 7, 1988.

We were not operating as a separate legal entity within Gaia. Accordingly, our financial statements have been prepared on a “carve-out” basis. The accompanying statements include allocations of certain expenses for human resources, facilities, accounting, and other services, plus share-based compensation allocated from Parent. The expense allocations have been determined on bases that we and our Parent consider to be reasonable reflections of the utilization of services or the benefits provided. In addition, the assets and liabilities include only those assigned to the carve-out business. The allocations and related estimates and assumptions are described more fully in Note 3, Related Party Transactions.

The carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries, over which we exercise control. Intercompany transactions and balances have been eliminated.

2.	Significant Accounting Policies

Subsequent Events

The Company evaluated subsequent events through August 30, 2016, the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements, except the sale of the Brand business discussed next.

Sale of the Brand Business

On July 1, 2016 we sold all our assets and liabilities in exchange for $167.0 million subject to post-closing adjustment. The sale closed after the period covered by this report. Therefore, the information in this report should be read in light of the sale.

Cash

Cash represents on-demand accounts with financial institutions that are denominated in U.S. dollars and foreign currencies. At each balance sheet date, cash on hand that is denominated in a foreign currency is adjusted to reflect the exchange rate that existed at the balance sheet date. The difference is reported as a gain or loss in our statement of operations each period. Historically, such gains or losses have been immaterial.

Concentration of Risk

We have a concentration of credit risk in our accounts receivable with our top customers as shown in the table below. Target, Kohl’s, and Amazon are major retailers in the United States to which we make significant sales during the year-end holiday season. A significant downturn in sales with or loss of any of these customers would have a material adverse impact on our financial statements.

Customer Receivables as a Percent of Total Gross Receivables	2015	2014
Target	35%	48%
Kohl’s	24%	10%
Amazon	18%	8%

Customer Revenue as a Percent of Total Net Revenues	2015	2014	2013
Target	31.5%	40.9%	41.6%
Kohl’s	26.0%	5.6%	—%
Amazon	13.4%	11.4%	8.6%

Allowances for Doubtful Accounts and Other Accounts Receivable Reserves

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We make estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness, and current economic trends. It is our policy to write off receivables after all avenues of collection have been pursued and the probability of collection is considered remote. If the financial condition of our customers were to deteriorate such that their ability to make payments to us was impaired, additional allowances could be required.

We record allowances for product returns to be received in future periods at the time we recognize the original sale. We record a reduction in revenue and a corresponding reduction in cost of sales. We estimate the amount of returns based on historical experience and future expectations.

We also maintain reserves for other deductions taken by our customers—such as co-op advertising and markdowns. These are estimated based on historical experience and future expectations. We estimate the amount of these deductions at the time revenue is recognized and record a reduction of revenue for markdowns, or an expense for co-op advertising. As of December 31, 2015 and 2014, we had bad debt reserves of $1.0 and $0.4 million, respectively, and we had accounts receivable reserves for returns and other deductions totaling $6.6 million and $5.9 million, respectively.

Inventory

Inventory consists primarily of finished goods held for sale and is stated at the lower of cost (first-in, first-out method) or market. Costs associated with in-bound freight and duties are capitalized in inventory and included in cost of goods sold. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown required to sell off the inventory. As of December 31, 2015 and 2014, we estimated obsolete or slow-moving inventory to be $0.7 million and $1.1 million, respectively.

Advertising Costs

Deferred advertising costs relate to the preparation, printing, advertising and distribution of catalogs and are included in other current assets in the accompanying balance sheet. We defer such costs for financial reporting purposes until the catalogs are distributed, and then we amortize these costs over succeeding periods on the basis of estimated direct relationship sales. We amortize our seasonal catalogs within six months. Forecasted sales are the principal factor we use in estimating the amortization rate. We expense other advertising and promotional costs as incurred. The amount recorded as advertising expense was $7.7 million, $9.9 million and $10.3 million for the years ended December 31, 2015, 2014 and 2013, respectively, and we included those amounts in selling, general, and administration expense. As we have significantly reduced production of catalogs in 2015, there were no remaining deferred costs at December 31, 2014.

Property and Equipment

We state property and equipment at cost less accumulated depreciation and amortization. We include in property and equipment the cost of internal-use software, including software used in connection with our websites. We expense all costs related to the development of internal-use software other than those incurred during the application development stage. We capitalize the costs we incur during the application development stage and amortize them over the estimated useful life of the software, which is typically three years. We compute depreciation of property and equipment on the straight-line method over estimated useful lives, generally three to seven years. We amortize leasehold improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Depreciation expense is included in selling, general and administration expense in the accompanying statement of operations.

Purchase Accounting

We account for the attainment of a controlling interest in a business using the acquisition method. In determining the estimated fair value of certain acquired assets and liabilities, we make assumptions based upon many different factors, such as historical and other relevant information and analyses performed by independent parties. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Media Library

Our media library asset represents the fair value of libraries of media acquired through business combinations, the purchase price of media rights to both video and audio titles, and the capitalized cost to produce media products, all of which we market to retailers and to e-commerce customers. Our media library is shown in the accompanying balance sheet net of accumulated amortization of $14.3 million and $13.8 million at December 31, 2015 and 2014, and is amortized over the estimated useful lives of the titles, which range from five to seven years.

Capitalized media library production costs consist of costs incurred to produce the media content, net of accumulated amortization. We recognize these costs, as well as participation costs, as expenses on an individual title basis equal to the ratio that the current year’s gross revenues bear to our estimate of total ultimate gross revenues from all sources to be earned over a maximum seven-year period. We state capitalized production costs at the lower of unamortized cost or estimated fair value on an individual title basis. We continually review revenue forecasts, based primarily on historical sales statistics, and revise these forecasts when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a title has an estimated fair value that is less than its unamortized cost, we recognize an impairment loss in the current period for the amount by which the unamortized cost exceeds the title’s estimated fair value.

Amortization expense for capitalized produced media content and acquired media rights is shown in the table below (in thousands):

	2015	2014	2013
Total media amortization expense	$536	$327	$737

Based on total media library costs at December 31, 2015 and assuming no subsequent impairment of the underlying assets or a material increase in the video productions or media acquired, we expect the amortization expense for 2016, 2017, 2018, 2019, and 2020 to be $1.3 million, $0.6 million, $0.3 million, $0.1 million and $0.1 million, respectively.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Our other intangibles consist of customer related assets. We review goodwill for impairment annually or more frequently if impairment indicators arise on a goodwill reporting unit level. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount. If it is determined that the fair value for a goodwill reporting unit is more likely than not greater than the carrying amount for that goodwill reporting unit, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of a goodwill reporting unit with its carrying amount, including goodwill. If the estimated fair value of a goodwill reporting unit exceeds its carrying amount, we consider the goodwill of the reporting unit not impaired. If the carrying amount of a goodwill reporting unit exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results.

Long-Lived Assets

We evaluate the carrying value of long-lived assets held and used, other than goodwill, when events or changes in circumstances indicate the carrying value may not be recoverable. We consider the carrying value of a long-lived asset impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. We recognize a loss based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. We determine the estimated fair value primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved.

Income Taxes

Our results are included in the Gaia consolidated federal income tax returns and certain combined state income tax returns. Gaia allocates income tax expenses to Gaiam Brand Company based on a separate return allocation method which results in income tax expense that approximates the expense that would result if Gaiam Brand Company were a stand-alone entity. Our reported deferred tax assets and liabilities, as discussed below and in Note 10—Income Taxes, are primarily determined as a result of the application of the separate return allocation method and therefore the settlement of these amounts is dependent upon Gaia rather than tax authorities. Our current expectation is that the vast majority of deferred tax assets and liabilities will be settled through Gaia’s general intercompany obligations. Gaia has the right to change their policy regarding settlement of these assets and liabilities at any time.

The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities, in addition to our share of any net operating loss carryforwards. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of the change in the tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Considerable judgment is required in determining when these events may occur and whether recovery of an asset, including the utilization of a net operating loss or other carryforward prior to its expiration, is more likely than not. Due to aggregate losses in the last three years, we established a full valuation allowance on our deferred tax assets at the end of 2013. See Note 10—Income Taxes for additional information.

Revenue

We recognize revenue when the goods are shipped to the customer and collection is either probable or has occurred. The amount of revenue recognized is net of estimated returns and other chargebacks (or channel credits), which are estimated using historical return and credit rates. If the actual amount of returns and chargebacks were to vary significantly from our estimates, it could materially impact our results of operations in subsequent periods. We identify and record any cooperative advertising expenses we pay, which are for advertisements meeting the separable benefit and fair value tests, as part of selling, general, and administration expense. We recognize amounts billed to customers for postage and handling as revenue at the same time we recognize the revenue arising from the product sale. Costs for postage and handling are included in selling, general, and administration expenses in the accompanying financial statements. We present revenue net of taxes collected from customers.

Defined Contribution Plan

Gaia has adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), which covers substantially all our employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, us to make additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. We match 50% of an employee’s contribution, up to an annual maximum matching contribution of $1,500, we made matching contributions to the 401(k) plan of $0.1 million, $0.1 million and $0.2 million during 2015, 2014 and 2013, respectively.

Foreign Currency Translation

Our foreign subsidiaries in Australia and the United Kingdom use their local currency as their functional currency. We translate assets and liabilities into U.S. dollars at exchange rates in effect at the balance sheet date. We translate income and expense accounts at the average monthly exchange rates during the year. We record resulting translation adjustments, net of income taxes, as a separate component of accumulated other comprehensive income.

Comprehensive Income

Our comprehensive income is comprised of our net income, noncontrolling interest net income, and foreign currency translation adjustments, net of tax.

The tax effects allocated to our accumulated other comprehensive income components for the years ended December 31, 2015, 2014 and 2013 were as follows (in thousands):

	2015	2014	2013
Before-tax amount	$(320)	$(172)	$(500)
Tax expense (benefit)	(96)	(52)	(150)
Net-of-tax amount	$(224)	$(120)	$(350)

Fair Value of Financial Instruments

The carrying amounts of our cash, accounts receivable, accounts payable and other current liabilities approximate their fair values.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

3.	Related Party Transactions

We provide human resources, facility, accounting, and other services to our Parent. Certain of our employees have been granted options under Gaia’s 1999 and 2009 Long-Term Incentive Plans. Our employees participate in Gaia’s medical, dental, 401(k) and other benefit programs. We obtain our business insurance under Gaia’s policies. The accompanying financial statements include allocations of all of these expenses. The allocation method varies based on the type of expense and is generally based on either proportionate revenue, efforts expanded, number of employees, space occupied, or benefits realized. We believe the allocation methodologies used are reasonable, have been consistently applied, and result in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had we been a stand-alone entity or of future services. Gaia allocated $2.7 million, $2.4 million and $3.0 million of costs to us, and we allocated $0.6 million, $1.2 million and $1.2 million of costs to Gaia during the years ended December 31, 2015, 2014 and 2013, respectively.

We lease our corporate headquarters from our Parent under a triple net operating lease ending in December of 2024. We incurred rent expense of $0.5 million, $0.5 million and $0.8 million and allocated operating costs of $0.4 million, $0.3 million and $0.4 million under these leases for the years ended December 31, 2015, 2014 and 2013, respectively.

As a public company, Gaia incurs corporate expenses and certain affiliate charges for directors, reporting, stock exchange listing, certain legal costs, and other related costs. None of these costs have been allocated to us in the accompanying financial statements.

One of our executive officers has an outstanding loan with the company totaling $0.1 million at December 31, 2015. The loan is due December 31, 2016 and is forgiven in annual installments of $0.1 million each year on December 31, provided the executive continues employment with the Company.

Joint Venture

On July 24, 2015, the Company formed a partnership with a third party to jointly market a fitness-based infomercial and its associated products. Under the arrangement, the Company has provided rights to an infomercial which it has developed, and the third party will provide the necessary working capital to advertise and market the infomercial worldwide. We hold a 49% interest in the partnership, and are accounting for it as an equity method investment. During 2015 we recognized a loss of $0.4 million associated with the venture which is included in Other (expense) income, net in the accompanying consolidated carve-out statements of operations. As of December 31, 2015 our investment in the joint venture totaled $1.8 million and is included in Other assets in the accompanying balance sheet.

4.	Property and Equipment

Property and equipment, stated at lower of cost or estimated fair value, consists of the following as of December 31, 2015 and 2014 (in thousands):

	2015	2014
Furniture, fixtures and equipment	$5,064	$4,710
Leasehold improvements	996	1,477
Website development costs and other software	9,605	8,409
Studios, computer and telephone equipment	8,718	8,608
Warehouse and distribution equipment	1,765	1,765
	26,148	24,969
Accumulated depreciation and amortization	(23,934)	(23,707)
	$2,214	$1,262

5.	Acquisitions

Yoga Studio

In September 2014, we acquired all the outstanding stock of Modern Lotus Limited (“Yoga Studio”), the number-one-ranked paid yoga app on the U.S. App Store. Our Parent issued 115,369 shares of stock with a market value of $7.28 per share and paid net cash of $1.4 million to acquire Yoga Studio. The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and the liabilities assumed by $1.5 million which we have recognized as goodwill. We attribute the goodwill to the recognized market position of the app.

The following table sets forth the changes in goodwill during 2015 and 2014 (in thousands):

Balance at December 31, 2013	$—
Acquisitions	1,455
Balance at December 31, 2014	$1,455
Acquisitions	—
Balance at December 31, 2015	$1,455

The following table represents our intangibles assets by major class as of December 31, 2015 and 2014 (in thousands):

	2015	2014
Indefinite Lived Intangibles	$340	$340
Intangibles Subject to Amortization
Customer related:
Gross carrying amount	$200	$200
Accumulated amortization	(200)	(200)
	$—	$—
Marketing related:
Gross carrying amount	$618	$618
Accumulated amortization	(554)	(539)
	$64	$79

The amortization periods range from 24 to 72 months.

6.	Accrued Liabilities

Accrued liabilities consist of the following as of December 31, 2015 and 2014 (in thousands):

	2015	2014
Accrued compensation	$1,028	$1,646
Participations payable	570	1,079
Other accrued liabilities	304	439
	$1,902	$3,164

7.	Commitments and Contingencies

Risks and Uncertainties

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at December 31, 2015 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows. At December 31, 2015, management does not believe there are any related matters considered probable.

Operating Leases

We lease office and warehouse space through operating leases. One of the leases has a three-year renewal option. The following schedule represents the annual future minimum payments under these commitments, as of December 31, 2015 (in thousands):

	Operating Leases With Related Party (see Note 3)	Operating Leases with Third Parties	Total Operating Leases
2016	$516	$828	$1,344
2017	531	755	1,286
2018	547	828	1,375
2019	564	431	995
2020	581	—	581
Thereafter	2,501	—	2,501
Total minimum lease payments	$5,240	$2,842	$8,082

We incurred rent expense of $1.4 million, $1.3 million and $1.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Media Distribution Payments

From time to time, we enter into exclusive media distribution agreements which require that we make periodic minimum payments against future distribution liabilities. The following schedule shows the annual future minimum payments under these agreements, as of December 31, 2015 (in thousands):

Distribution Payments
2016	$2,698
2017	528
2018	96
2019	25
Total media distribution payments	$3,347

8.	Non-Controlling Interests

We own 50.01% of our Australian subsidiary, Gaiam Pty. The amount of the non-controlling interest is reflected separately in our consolidated financial statements, and all intercompany transactions have been eliminated.

9.	Share-Based Compensation

Share-based compensation expenses are included in selling, general, and administration expenses in the accompanying statement of operations. We recognize compensation expenses allocated to us by our Parent for options granted to our employees under Gaia equity incentive plans. Our share-based compensation cost charged against income was $0.6 million, $0.6 million and $0.5 million during 2015, 2014 and 2013, respectively.

As of December 31, 2015, there was $1.0 million of unrecognized cost related to unvested options granted by Gaia. We expect that cost to be recognized over a weighted-average period of 2.96 years.

10.	Income Taxes

Our provision for income tax expense is comprised of the following (in thousands):

	2015	2014	2013
Current:
State	$11	$303	$—
International	57	175	235
Total current income tax expense	68	478	235

Deferred:
Federal	—	—	19,720
State	—	—	1,324
International	—	—	(150)
Total deferred income tax expense	$—	$—	$20,894
Total income tax expense	$68	$478	$21,129

Variations from the federal statutory rate are as follows (in thousands):

	2015	2014	2013
Expected federal income tax expense at statutory rate of 34%	$2,907	$1,147	$(3,649)
Effect of permanent other differences	57	42	174
State income tax expense, net of federal benefit	119	51	(161)
Establishment of valuation allowance on net deferred tax assets	(3,417)	(1,095)	24,470
Other	61	371	190
Effect of differences between U.S. taxation and foreign taxation	(3)	(38)	105
Effect of repatriation	344	—	—
Total income tax expense	$68	$478	$21,129

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets as of December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014
Deferred tax assets (liabilities):
Current:
Provision for doubtful accounts	$338	$146
Inventory-related expense	567	543
Accrued liabilities	803	898
Worthless stock deduction	206	206
Other	9	(38)
Total current deferred tax assets	1,923	1,755
Valuation allowance	(1,923)	(1,755)
Total current deferred tax assets, net of valuation allowance	$—	$—
Non-current:
Depreciation and amortization	$(66)	$(142)
Section 181 qualified production expense	(1,481)	(1,081)
Net operating loss carryforward	18,211	21,509
Charitable carryforward	1,517	1,432
Gain from foreign business acquisition	(103)	(54)
Tax credits	862	862
Other	14	10
Total non-current deferred tax assets	18,954	22,536
Valuation allowance	(18,954)	(22,536)
Total non-current deferred tax assets, net of valuation allowance	—	—
Total net deferred tax assets	$—	$—

As of December 31, 2015, our gross net operating losses were $48.7 million and $15.0 million for federal and state, respectively. These tax attributes along with charitable contributions and tax credits are expected to remain with the Parent company. The sources of income before income taxes are as follows (in thousands):

	2015	2014	2013
Domestic	$8,123	$2,688	$(11,106)
International	426	685	372
	$8,549	$3,373	$(10,734)

Certain of our subsidiaries, namely those for which we own less than 80% of their shares and voting rights and/or are foreign entities, file tax returns separately from Gaia’s consolidated tax group. At December 31, 2015, we had made a provision for U.S. federal and state income taxes on approximately $0.4 million of undistributed foreign earnings, which are not expected to remain outside of the U.S. indefinitely. Deferred tax liabilities have been established for future taxes on distribution of foreign earnings in the form of dividends or otherwise, in order to derive, for financial statement purposes, the U.S. income taxes (net of tax on foreign tax credits), state income taxes, and withholding taxes payable to the various foreign countries.

Periodically, we perform assessments of the realization of our net deferred tax assets considering all available evidence, both positive and negative. On the basis of this assessment, we recorded a charge of $22.6 million to income tax expense to record a full valuation allowance against our deferred tax assets as of December 31, 2013. A significant piece of evidence evaluated was the consolidated cumulative loss incurred over the three-year period ended December 31, 2013. Because the valuation allowance will remain in place until we return to profitability, we did not record any tax benefit in 2014 associated with our net loss or other deferred tax assets. We continue to be optimistic about our future, and expect to return to operating profitability. When that happens, we expect to reverse the valuation allowance and record the related tax benefit for future use of our net operating loss carryforwards we expect to realize.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our consolidated balance sheets and consolidated statements of operations. The result of our assessment of our uncertain tax positions did not have a material impact on our consolidated financial statements. Our federal and state tax returns for all years after 2010 are subject to future examination by tax authorities for all our tax jurisdictions. We recognize interest and penalties related to income tax matters in other expense, net and selling, general and administration expenses, respectively.

11.	Asset Impairments and Exit Activity Costs

During 2013, as a result of the reorganization and re-focus of our continuing businesses following the discontinuation of our non-Gaiam-branded entertainment media distribution and direct response television marketing operations, we impaired $4.4 million of media libraries and capitalized production costs, and $0.4 million of advances. These noncash impairments reduced the carrying value of assets for the Company by $4.8 million. We estimated the fair value of each impaired asset category using a traditional present value technique, relying upon various sources of information for our assumptions, such as estimated future sales, internal budgets and projections, and judgment about the related product’s future earnings potential (level 3 of the fair value hierarchy).

In addition to the impairment charges, we recorded termination benefits of $2.5 million related to termination of certain employees associated with our restructuring and future retirement benefits for one of our executive officers. We also incurred $1.6 million of expenses related to a brand study, recruiting for a new CEO, and other operating expenses that management believes are not ongoing expenses related to the operations of the Company.

These asset impairment charges and other expenses were recorded in Impairments and other one-time charges on our consolidated statement of operations for the year ended December 31, 2013.

GAIAM Brand Company,

a Division of Gaia, Inc.

Unaudited Interim Condensed Consolidated Carve-Out Financial Statements

As of March 31, 2016 and for the

Three-Month Periods Ended

March 31, 2016 and 2015

GAIAM Brand Company, a Division of GAIA, INC.

Unaudited Interim Condensed Consolidated Carve-out Balance Sheets

(in thousands)

(in thousands)	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash	$6,715	$3,668
Accounts receivable, net	11,385	25,557
Inventory, less allowances	16,830	17,301
Other current assets	2,993	3,479
Total current assets	37,923	50,005
Property and equipment, net	2,301	2,214
Media library, net	2,448	2,555
Goodwill	1,455	1,455
Other intangibles, net	400	404
Other assets	2,294	3,074
Total assets	$46,821	$59,707
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,957	$11,622
Accrued liabilities	1,470	1,902
Total current liabilities	7,427	13,524
Commitments and contingencies
Equity:
Accumulated other comprehensive loss	(273)	(382)
Parent’s equity in division	37,798	44,650
Total parent equity	37,525	44,268
Noncontrolling interest	1,869	1,915
Total equity	39,394	46,183
Total liabilities and equity	$46,821	$59,707

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company, a Division of GAIA, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Operations

(in thousands)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net revenue	$21,913	$26,254
Cost of goods sold	12,024	14,596
Gross profit	9,889	11,658
Selling, general and administrative expense	12,371	12,163
Loss from operations	(2,482)	(505)
Other (expense) income, net	(399)	7
Loss before income taxes and noncontrolling interest	(2,881)	(498)
Income tax (benefit) expense	(12)	18
Net loss	(2,869)	(516)
Net loss (income) attributable to noncontrolling interest	15	(22)
Net loss attributable to Gaia, Inc.	$(2,854)	$(538)

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company, a Division of GAIA, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Comprehensive Income

(in thousands)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
	(unaudited)
Net loss	$(2,869)	$(516)
Accumulated other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	78	(104)
Comprehensive loss	(2,791)	(620)
Less: comprehensive loss attributable to the noncontrolling interest	46	31
Comprehensive loss attributable to Gaia, Inc.	$(2,745)	$(589)

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

GAIAM Brand Company, a Division of GAIA, INC.

Unaudited Interim Condensed Consolidated Carve-out Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
(in thousands)	2016	2015
	(unaudited)
Operating activities
Net loss	$(2,869)	$(516)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	211	244
Amortization	107	115
Share-based compensation expense	161	194
Loss on equity method investments	378	—
Other	(31)	—
Changes in operating assets and liabilities:
Accounts receivable, net	14,195	15,832
Inventory, less allowances	504	218
Other current and long term assets	795	(1,610)
Accounts payable	(5,761)	(8,622)
Accrued liabilities	(262)	476
Net cash provided by operating activities	7,428	6,331
Investing activities
Purchase of property, equipment and media rights	(287)	(347)
Net cash used in investing activities	(287)	(347)
Financing activities
Net capital paid to Parent	(4,160)	(2,392)
Net cash used in financing activities	(4,160)	(2,392)
Effect of exchange rates on cash	66	(89)
Net change in cash	3,047	3,503
Cash at beginning of period	3,668	5,612
Cash at end of period	$6,715	9,115
Supplemental cash flow information
Income taxes paid	$158	$68

See accompanying notes to the unaudited interim condensed consolidated carve-out financial statements.

Notes to unaudited interim condensed consolidated carve-out financial statements

1.	Organization, Nature of Operations, and Principles of Carve-Out

The accompanying unaudited interim condensed consolidated carve-out financial statements represent the Gaiam branded yoga, fitness, and wellness products, GAIAM Brand Company (“we”, “us”, “our” or the “Company”), of Gaia, Inc. and its subsidiaries (“Gaia” or our “Parent”), excluding activity related to our eco-travel business, as though we had been operating as a separate, stand-alone business since December 31, 2014. Gaia was incorporated under the laws of the State of Colorado on July 7, 1988.

We were not operating as a separate legal entity within Gaia. Accordingly, our financial statements have been prepared on a “carve-out” basis. The accompanying statements include allocations of certain expenses for human resources, facilities, accounting, and other services, plus share-based compensation allocated from Parent. The expense allocations have been determined on bases that we and our Parent consider to be reasonable reflections of the utilization of services or the benefits provided. In addition, the assets and liabilities include only those assigned to the carve-out business. The allocations and related estimates and assumptions are described more fully in Note 2, Related Party Transactions.

These unaudited interim condensed consolidated carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries, over which we exercise control. Intercompany transactions and balances have been eliminated.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted, although we believe that the disclosures made are adequate to make the information not misleading. In our opinion, the unaudited interim condensed consolidated carve-out financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, our consolidated financial position as of March 31, 2016, the interim results of operations for the three months ended March 31, 2016 and 2015, and cash flows for the three months ended March 31, 2016 and 2015. These interim statements have not been audited. The balance sheet as of December 31, 2015 was derived from our audited consolidated financial statements for the year ended December 31, 2015. The unaudited interim condensed consolidated carve-out financial statements contained herein should be read in conjunction with our audited financial statements, including the notes thereto, for the year ended December 31, 2015.

The financial position, results of operations and cash flows for the interim periods disclosed in this report are not necessarily indicative of results for the full year or future financial results.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

2.	Related Party Transactions

We provide human resources, facility, accounting, and other services to our Parent. Certain of our employees have been granted options under Gaia’s 1999 and 2009 Long-Term Incentive Plans. Our employees participate in Gaia’s medical, dental, 401(k) and other benefit programs. We obtain our business insurance under Gaia’s policies. The accompanying financial statements include allocations of all of these expenses. The allocation method varies based on the type of expense and is generally based on either proportionate revenue, efforts expanded, number of employees, space occupied, or benefits realized. We believe the allocation methodologies used are reasonable, have been consistently applied, and result in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had we been a stand-alone entity or of future services. Gaia allocated $0.7 million and $0.8 million of costs to us, and we allocated $0.1 million and $0.2 million of costs to Gaia during the quarters ended March 31, 2016 and 2015, respectively.

We lease our corporate headquarters from our Parent under a triple net operating lease ending in December of 2024, respectively. We incurred rent expense of $0.1 million and $0.1 million and allocated operating costs of $0.1 million and $0.1 million under these leases for the quarters ended March 31, 2016 and 2015, respectively.

As a public company, Gaia incurs corporate expenses and certain affiliate charges for directors, reporting, stock exchange listing, certain legal costs, and other related costs. None of these costs have been allocated to us in the accompanying financial statements.

One of our executive officers has an outstanding loan with the company totaling $0.1 million at March 31, 2016. The loan is due December 31, 2016 and is forgiven in annual installments of $0.1 million each year on December 31, provided the executive continues employment with the Company.

3.	Joint Venture

In 2015 the Company formed a partnership with a third party to jointly market a fitness-based infomercial and its associated products. Under the arrangement, the Company provides rights to an infomercial which it has developed, and the third party provides the necessary working capital to advertise and market the infomercial worldwide. We hold a 49% interest in the partnership, and are accounting for it as an equity method investment. During the three months ended March 31, 2016, the Company recognized a non-cash loss of $0.4 million associated with the venture which is included in Interest and other income (expense), net in the accompanying statements of operations.

4.	Share-Based Compensation

Share-based compensation expenses are included in selling, general, and administration expenses in the accompanying statement of operations. We recognize compensation expenses allocated to us by our Parent for options granted to our employees under Gaia equity incentive plans. Our share-based compensation cost charged against income was $0.2 million and $0.2 million during the three months ended March 31, 2016 and 2015, respectively.

5.	Income Taxes

During 2013, we determined that a full valuation allowance against our deferred tax assets was necessary due to the cumulative loss incurred over the three-year period ended December 31, 2013. Since that time, we have continued to provide a full valuation allowance against deferred tax assets. As income is generated in future periods, the Company expects to reverse the valuation allowance as utilization of the deferred tax assets occurs. As of March 31, 2016, our gross net operating losses were $86.3 million and $16.4 million for federal and state, respectively.

6.	Commitments and Contingencies

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. Claimed amounts against us may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some legal proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at March 31, 2016 and can be reasonably estimated are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows.

7.	Subsequent Events

The Company evaluated subsequent events through August 30, 2016, the date these financial statements were issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements, except as disclosed below

Sale of the Brand Business

July 1, 2016 we sold all our assets and liabilities in exchange for $167.0 million subject to post-closing adjustment. The sale occurred after the period covered by this report. Therefore, the information in this report should be read in light of the sale.